                                                                                                                                                                     Exhibit  99.4

PRESS RELEASE

Reckson Associates Realty Corp.	Sard Verbinnen & Co.
625 Reckson Plaza	(212) 687-8080 (Phone)
Uniondale, NY 11556	Contact: Paul Caminiti
(516) 506-6000 (Phone)	Denise DesChenes
(516) 506-6800 (Facsimile)	Jeffrey Mathews
Contact: Susan McGuire

Reckson Receives Proposal From AREP To Acquire Reckson For $3.3 Billion In Convertible Preferred Securities And $1 Billion In Cash

(UNIONDALE, NEW YORK, December 4, 2006) – Reckson Associates Realty Corp. (NYSE: RA) confirmed today that it received a letter from American Real Estate Partners, L.P. (“AREP”), an entity 90% owned by Carl Icahn, which was faxed to the Company’s representatives early this morning, following the notification that Reckson received over the weekend that Harry Macklowe and Mack Cali had determined not to proceed with an offer for Reckson. The letter sets forth a proposal from AREP to acquire Reckson for consideration consisting of $1 billion in cash and $3.3 billion in a new class of AREP Preferred Units, which would carry a 5% dividend payment and be convertible into AREP Depositary Units at $104.50 per Depositary Unit. A copy of the letter will be filed by Reckson on a Schedule 8-K. The letter states that, if the Preferred Units are valued at par, it would constitute a proposal to acquire Reckson at $49 per share in total consideration.

     Reckson cautioned that there are a number of uncertainties and potential contingencies associated with the letter it just received that will need to be further evaluated. Reckson further cautioned that since this letter appears to constitute a new proposal from a new “Person” within the meaning of the SL Green merger agreement, none of the prior determinations that were made by the Reckson Board under the SL Green merger agreement with respect to the prior Rome proposal (which formed the basis for engaging in discussions with Rome and providing it access to due diligence information), would appear to be applicable to the recently received AREP letter. Reckson indicated that the Reckson Board of Directors will therefore need to review the AREP letter with its legal and financial advisors in accordance with the terms of the Company’s pending merger agreement with SL Green before determining what, if any, discussions are appropriate with AREP with respect to the newly received letter.

     Reckson is subject to a binding merger agreement with SL Green. As stated in the Reckson press release issued last night, the Reckson Board, by a vote of its independent directors, has reaffirmed its recommendation of Reckson's pending merger with SL Green.

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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